EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-115570) pertaining to the PulteGroup, Inc. 401(k) Plan,
(2) Registration Statement (Form S-8 No. 333-150961) pertaining to the PulteGroup, Inc. 401(k) Plan, and
(3) Registration Statement (Form S-8 No. 333-188986) pertaining to the PulteGroup, Inc. 2013 Stock Incentive Plan of our reports dated February 7, 2022, with respect to the consolidated financial statements of PulteGroup, Inc., and the effectiveness of internal control over financial reporting of PulteGroup, Inc., included in this Annual Report (Form 10-K) of PulteGroup, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Atlanta, Georgia
February 7, 2022